Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-58966, 333-125886 and 333-125886-1) of Regency Centers, L.P. of our report dated July 6, 2005 relating to the Combined Historical Summary of Revenue and certain Expenses of Macquarie Countrywide-Regency II, LLC Acquisition Properties, which appears in the Current Report on Form 8-K of Regency Centers, L.P. dated June 1, 2005.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
July 19, 2005